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Board of Directors and Stockholders
Platinum Entertainment, Inc.


We have audited the consolidated balance sheets of Platinum Entertainment, Inc. as of May 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Platinum Entertainment, Inc. at May 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the three years in the period ended May 31, 1997 in conformity with generally accepted accounting principles.

The Company's financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 8, the Company, in conjunction with an acquisition as discussed in Note 3, obtained a term loan in the amount of $25,000,000 and a revolving credit facility in the amount of $10,000,000 ("New Credit Facility") all of which was outstanding at August 29, 1997. The New Credit Facility expires on October 31, 1997. The Company is not currently realizing cash flows sufficient from its operations to retire its outstanding debt obligation due October 31, 1997 and is pursuing alternatives of obtaining additional equity or debt financing. The failure to repay the New Credit Facility would constitute an event of default under the New Credit Facility and would allow the lender to pursue any remedy available to it under the New Credit Facility and applicable law. This condition raises substantial doubt about the Company's ability to continue as a going concern. Note 8 discusses management's plans to address this issue. The financial statements do not include any adjustments to reflect the classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

                                                   /s/ ERNST & YOUNG LLP

Chicago, Illinois
August 29, 1997